Exhibit 5.2.2

[Letterhead of Holland & Knight LLP]

                 , 2010

The McClatchy Company

2100 Q Street

Sacramento, California 95816

Re:	The McClatchy Company- Florida Exchange Notes Guarantees

Ladies and Gentlemen:

We have acted as special Florida counsel to Pacific Northwest Publishing Company, Inc., The Bradenton Herald, Inc., Biscayne Bay Publishing, Inc., Keynoter Publishing Company, Inc., and Aboard Publishing, Inc., each a Florida corporation (each individually a “Florida Subsidiary Guarantor” and collectively the “Florida Subsidiary Guarantors”) in connection with the issuance of the guarantees (“Florida Exchange Notes Guarantees”) by each of the Florida Subsidiary Guarantors of the Exchange Notes (as defined below), issued by The McClatchy Company, a Delaware corporation (the “Company”), and certain of the Company’s subsidiary guarantors (the “Subsidiary Guarantors” and, together with the Company, the “Registrants”), covered by a filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is registering under the Securities Act an aggregate of up to $875,000,000 in principal amount of its 11.50% Senior Secured Notes due 2017 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2017 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the Subsidiary Guarantors (each, an “Outstanding Guarantee” and collectively, the “Outstanding Guarantees”). The Registration Statement also covers issuance of the guarantees by each of the Subsidiary Guarantors of the Exchange Notes pursuant to the Exchange Offer (the “Exchange Notes Guarantees” and, together with the Outstanding Guarantees, the “Guarantees”). The Florida Exchange Notes Guarantees constitute a portion, but not all, of the Exchange Notes Guarantees. The Outstanding Notes and Outstanding Guarantees were issued, and the Exchange Notes Guarantees, including the Florida Exchange Notes Guarantees, will be issued, pursuant to an Indenture, dated as of February 11, 2010 (the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the Indenture.

In rendering the opinions expressed below, we have examined the originals or certified, conformed, or reproduced copies of the following documents (“Opinion Documents”):

1.	the Indenture;

The McClatchy Company

                 , 2010

2.	the Registration Rights Agreement, dated as of February 11, 2010, by and among the Company, the Subsidiary Guarantors and the initial purchasers listed therein; and

3.	specimens of the certificates representing the Florida Exchange Notes Guarantees, included as exhibits to the Indenture.

For purposes of this opinion letter, we have also reviewed the following documents:

1.	Copies of the Articles of Incorporation and By-Laws of each of the Florida Subsidiary Guarantors, certified as in effect on the date of this opinion letter by an officer of each of the Florida Subsidiary Guarantors;

2.	Certificates of Active Status for each of the Florida Subsidiary Guarantors issued by the Florida Secretary of State as of July [ ], 2010; and

3.	A Secretary’s Certificate of each of the Florida Subsidiary Guarantors, each dated as of July [ ], 2010 (collectively, the “Secretaries’ Certificates”).

We have also examined such other instruments, corporate records, certificates of public officials certificates of officers or other representatives of the Company, the Subsidiary Guarantors and other documents as we have deemed necessary or appropriate as a basis for the opinions set worth herein.

As to matters of fact, we have relied on the representations and warranties made by the parties in the Opinion Documents, and on certificates of public officials and the Secretaries’ Certificates and other documents we have reviewed as a basis for the opinions set forth herein. We have made no independent investigation of the accuracy or completeness of such matters of fact.

We have examined counterparts of the Opinion Documents. We have not undertaken an independent audit, examination, investigation or inspection of the matters described or contained in the Opinion Documents, and have relied solely on the facts and circumstances described and set forth therein.

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

(a) the genuineness of all signatures;

(b) the authenticity of all documents submitted to us as originals;

The McClatchy Company

                 , 2010

(c) as to matters of fact, the truth, accuracy and completeness of the information, factual matters, and representations and warranties contained in the records, documents, instruments and certificates we have reviewed as of their stated dates and as of the date hereof;

(d) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms;

(e) the Exchange Notes will be duly authenticated by the Trustee;

(f) each party to the Opinion Documents (other than the Florida Subsidiary Guarantors) is duly organized and is validly existing and in good standing in its jurisdiction of organization;

(g) each party to the Opinion Documents (other than the Florida Subsidiary Guarantors) has full power and authority to execute, deliver, and perform its obligations under the Opinion Documents to which it is a party, and the Opinion Documents to which it is a party have been duly authorized by all necessary action on its part and have been duly executed and duly delivered by it;

(h) each natural person executing the Opinion Documents or any other document referred to herein is legally competent to do so;

(i) each party to the Opinion Documents (other than the Florida Subsidiary Guarantors) has complied with all legal requirements pertaining to its status, as such status relates to its rights to enforce such documents against the Company or a Florida Subsidiary Guarantor, as the case may be (including, but not limited to, qualifying to do business, if required, in the relevant jurisdiction);

(j) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

The McClatchy Company

                 , 2010

(k) the constitutionality and validity of all relevant laws, regulations, and agency actions unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult;

(l) legally sufficient consideration has been given to support the enforceability of the Florida Subsidiary Guarantors’ obligations under the Florida Exchange Notes Guarantees;

Based on and subject to the foregoing and subject to the exceptions, qualifications, and limitations herein set forth, we express the following opinions:

1.	Each Florida Subsidiary Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Florida and is in good standing under such laws.

2.	Each Florida Subsidiary Guarantor has the corporate power to (a) guarantee the Exchange Notes and (b) execute and deliver the Florida Exchange Notes Guarantees and carry out and perform its obligations under the terms of such Florida Exchange Notes Guarantees.

3.	All corporate action on the part of each Florida Subsidiary Guarantor, its directors and shareholders necessary for the authorization, execution, and delivery of the Florida Exchange Notes Guarantees, and the performance by each Florida Subsidiary Guarantor of its obligations under the Florida Exchange Notes Guarantees, has been taken.

Our opinions are subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium, and other laws affecting the rights and remedies of creditors generally, including limitations imposed by judicial decisions relating thereto, and to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and including principles under which a court has discretion in granting specific performance or injunctive or other equitable relief.

We have investigated such questions of law for the purpose of rendering this opinion letter as we have deemed necessary. Our opinions are limited to the laws of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations, in each case, of any political subdivision of Florida) (collectively, “Applicable Florida Law”). We express no opinion as to any other laws, including but not limited to, securities laws or anti-fraud provisions of applicable securities laws.

The McClatchy Company

                 , 2010

This opinion letter is rendered only with respect to the Applicable Florida Law which is currently in effect. We express no opinion with respect to the applicability to or the effect on the subject transaction of the laws of any other jurisdiction.

This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. The opinions expressed in this opinion letter are given as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect, or to otherwise advise any person or entity of, any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective.

Very truly yours,

Holland & Knight LLP